As filed with the Securities and Exchange Commission on April 1, 2024
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Solventum Corporation
(Exact name of registrant as specified in its charter)

Delaware	92-2008841
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

3M Center, Building 275-6W 2510 Conway Avenue East Maplewood, MN	55144
(Address of principal executive offices)	(Zip Code)

Solventum 2024 Long-Term Incentive Plan
Solventum Employee Stock Purchase Plan
Solventum VIP Excess Plan
(Full title of the plan)
Marcela Kirberger, Esq.
3M Center, Building 275-6W
2510 Conway Avenue East
Maplewood, MN 55144
(651) 733-1110
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer”, “accelerated filer”, “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 is being filed to register (i) shares of common stock (“Common Stock”), par value $0.01 per share, of Solventum Corporation (the “Company”) that may be issued to directors of the Company or any employee of the Company or any of its subsidiaries pursuant to grants of equity awards under the Solventum Corporation 2024 Long-Term Incentive Plan, as amended (the “SOLV 2024 LTIP”), including grants pursuant to the conversion of 3M Company equity awards in connection with the Company's separation from 3M, (ii) shares of Common Stock that may be issued or transferred under the Solventum Employee Stock Purchase Plan (the “SOLV ESPP”), and (iii) unsecured obligations of the Company to pay deferred compensation under the Solventum VIP Excess Plan (the “SOLV VIP EP”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The document(s) containing the information specified in Part I of Form S-8 will be sent or given to participants in the SOLV 2024 LTIP, SOLV SPP and SOLV VIP EP, as applicable, as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) but constitute, along with the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Form S-8, a prospectus that meets the requirements of Section 10(a) of the Securities Act.
Item 2. Company Information and Employee Plan Annual Information.
The Company will furnish without charge to each person to whom the prospectus is delivered, upon the written or oral request of such person, a copy of any and all of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference to the information that is incorporated) and any other documents required to be delivered pursuant to Rule 428(b) under the Securities Act. Those documents are incorporated by reference in the Section 10(a) prospectus. Requests should be directed to the Secretary of the Company at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
The following documents filed with the Commission by the Company are incorporated by reference in this Registration Statement:

1.
The Company’s effective Registration Statement on Form 10 (File No. 001-41968) initially filed with the Commission February 20, 2024, as amended by Amendment No. 1 as filed with the Commission on March 5, 2024, and as further amended by Amendment No. 2 as filed with the Commission on March 11, 2024 (as so amended, the “Form 10”).

2.	The description of the Company’s common stock included in the section titled “Description of Solventum Capital Stock” in the Company’s Information Statement filed as Exhibit 99.1 to the Form 10, including any amendment or report filed for the purpose of updating such description.
All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items) and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities

Common Stock

The Common Stock is registered under Section 12 of the Exchange Act. Accordingly, in accordance with the instructions in Item 4 of Part II of Form S-8, no description of the Common Stock is provided hereunder.

Deferred Compensation Obligations

This Registration Statement registers deferred compensation obligations (“Deferred Compensation Obligations”) of Solventum under the Solventum VIP EP. These securities represent contractual obligations to pay deferred compensation in the future to participants in accordance with the terms of the Solventum VIP EP.

Solventum has adopted the SOLV VIP EP to provide benefits for eligible highly compensated employees of Solventum and its affiliated employers and to accept a spin-off of the amounts in the accounts held by certain Solventum employees under the 3M Company VIP Excess Plan in connection with the spin-off of Solventum from 3M Company (the “Spin-Off”).

Under the SOLV VIP EP, eligible employees of Solventum and its U.S. subsidiaries whose annual planned total cash compensation exceeds the federal tax law limit on eligible compensation for qualified plan purposes may choose to participate in the SOLV VIP EP each year by electing to defer the receipt of eligible compensation to be earned during the following taxable year. The SOLV VIP EP permits eligible employees to defer the receipt of from two to ten percent of their eligible compensation earned during each taxable year. For purposes of the SOLV VIP EP, eligible compensation is limited to base salary and variable pay (including annual incentive, sales commission and management objective, but excluding any portion of such variable pay that is payable in the form of restricted stock units performance units, performance shares and any other long-term incentive compensation unless expressly included by the Talent Committee (the “Talent Committee”) of the Solventum Board of Directors) earned during a taxable year.

Solventum will make matching contributions to the SOLV VIP EP on behalf of each participant equal to a percentage of their deferrals to the SOLV VIP EP each taxable year (limited to the first five percent of their eligible compensation deferred to the SOLV VIP EP each taxable year). This percentage varies from forty-five to one hundred percent of the amount of each participant’s deferrals to the SOLV VIP EP (limited to the first five percent as described above), depending on whether the participant is covered by a pension plan of Solventum (and if so, on which portfolio the participant is covered by). These matching contributions are immediately vested.

Solventum will make additional nonelective contributions to the SOLV VIP EP on behalf of each employee eligible to participate in the SOLV VIP EP who is covered by the portfolio III provisions of Solventum’s qualified 401(k) plan. These additional nonelective contributions will equal three percent of the compensation earned by an eligible employee during each taxable year that is eligible for deferral under the SOLV VIP EP. These additional nonelective contributions are also immediately vested.

In addition to each participant’s deferrals and the amount of any Solventum matching contributions and nonelective contributions, the SOLV VIP EP will credit to each participant’s account investment earnings and losses based on the performance of the investment fund or funds in Solventum’s qualified 401(k) plan selected by such participant from time to time.

The SOLV VIP EP will not be funded by the Company, and all amounts payable under the SOLV VIP EP will be paid from the general assets of Solventum. The rights of each participant under the SOLV VIP EP will be no greater than the rights of a general unsecured creditor of Solventum.

As part of each year’s election to participate in the SOLV VIP EP, participants will elect how and when to receive payment of their accounts attributable to the amounts deferred and contributed on their behalf for such taxable year. Participants may choose to receive payments in either a lump sum or in up to ten annual installments generally following their retirement from employment with Solventum. In the event of the termination of a participant’s employment prior to becoming eligible to retire, the SOLV VIP EP will pay the entire vested balance of such participant’s accounts in the month of January or July of the year following the year in which such participant incurred a separation from service. In the event of a participant’s unforeseeable financial emergency, the Talent Committee may allow the participant to withdraw an amount from the SOLV VIP EP sufficient to alleviate the emergency.

The SOLV VIP EP will become effective upon the completion of the Spin-Off, and it may be amended or terminated at any time by Solventum. However, no amendment of the SOLV VIP EP may adversely affect the rights of participants acquired under the terms of the SOLV VIP EP in effect prior to the amendment.

The foregoing description of the SOLV VIP EP and the Deferred Compensation Obligations registered pursuant to this Registration Statement is qualified in its entirety by reference to the full text of the SOLV VIP EP, which is incorporated by reference in Exhibit 4.3 to this Registration Statement.
Item 5. Interests of Named Experts and Counsel
Not applicable.
Item 6. Indemnification of Directors and Officers
Delaware law authorizes corporations, subject to certain limitations, to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors’ and officers’ fiduciary duties as directors or officers, as applicable. The Company’s amended and restated certificate of incorporation will include such an exculpation provision limiting or eliminating such liability to the fullest extent permitted under Delaware law.
Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a corporation to indemnify its directors and officers under certain prescribed circumstances against liabilities arising out of actions, suits and proceedings to which they are made or threatened to be made a party by reason of the fact that they have served or are currently serving as a director or officer to a corporation. The indemnity may cover expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the director or officer in connection with any such action, suit or proceeding if the director or officer acted in good faith and in a manner the director or officer reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the director or officer’s conduct was unlawful.
The Company’s amended and restated certificate of incorporation and amended and restated bylaws will generally require the Company to provide indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL.
The Company’s amended and restated by-laws will authorize the Company to maintain insurance at its expense to protect any current or former director or officer of the Company against any expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.
The foregoing is only a general summary of certain aspects of Delaware law and the Company’s restated certificate of incorporation and amended and restated bylaws dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of the section of the DGCL referenced above and the Company’s restated certificate of incorporation and amended and restated bylaws.
Reference is made to Item 9 for the Company’s undertakings with respect to indemnification for liabilities arising under the Securities Act.
Item 7. Exemption from Registration Claimed
Not Applicable.

Item 8. Exhibits

Exhibit No.	Exhibit Document

4.1	Form of Amended and Restated Certificate of Incorporation of Solventum Corporation (incorporated by reference to Exhibit 3.1 to Amendment No. 2 to Solventum Corporation’s registration statement on Form 10, filed with the Securities and Exchange Commission on March 11, 2024)

4.2	Form of Amended and Restated Bylaws of Solventum Corporation (incorporated by reference to Exhibit 3.2 to Amendment No. 2 to Solventum Corporation’s registration statement on Form 10, filed with the Securities and Exchange Commission on March 11, 2024)

4.3*	Solventum VIP Excess Plan

5.1*	Opinion of Wachtell, Lipton, Rosen & Katz (regarding the validity of the shares of Solventum common stock)

5.2*	Opinion of BLG PLLC (regarding the validity of the deferred compensation obligations)

10.1*	Solventum 2024 Long-Term Incentive Plan, as amended

10.2*	Solventum Employee Stock Purchase Plan
23.1*	Consent of PricewaterhouseCoopers LLP

23.2*	Consent of Wachtell, Lipton, Rosen & Katz (included in Exhibit 5.1 to this Registration Statement)

23.3*	Consent of BLG PLLC (included in Exhibit 5.2 to this Registration Statement)

24.1*	Power of Attorney (included on signature pages of this Registration Statement)

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings
The Company hereby undertakes:
(a)      (1) To file during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that, paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement;
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

(b)	The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, Solventum Corporation certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Maplewood, state of Minnesota, on April 1, 2024.

SOLVENTUM CORPORATION

By:	/s/ Wayde McMillan
Name: Wayde McMillan
Title: Chief Financial Officer
POWER OF ATTORNEY
KNOW ALL PERSONS BY THESE PRESENTS, that each individual whose signature appears below hereby constitutes and appoints each of Bryan Hanson, Wayde McMillan and Marcela Kirberger, acting singly, his or her true and lawful agent, proxy and attorney-in-fact, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to (i) act on, sign and file with the Commission any and all amendments (including post-effective amendments) to this registration statement together with all schedules and exhibits thereto, (ii) act on, sign and file such certificates, instruments, agreements and other documents as may be necessary or appropriate in connection therewith, (iii) act on and file any supplement to any prospectus included in this registration statement or any such amendment and (iv) take any and all actions which may be necessary or appropriate in connection therewith, granting unto such agents, proxies and attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing necessary or appropriate to be done, as fully for all intents and purposes as he might or could do in person, hereby approving, ratifying and confirming all that such agents, proxies and attorneys-in-fact or any of their substitutes may lawfully do or cause to be done by virtue thereof.
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed on April 1, 2024, by the following persons in the capacities indicated.

Signature	Title

/s/ Bryan Hanson	Chief Executive Officer and Director (Principal Executive Officer)
Bryan Hanson

/s/ Wayde McMillan	Chief Financial Officer (Principal Financial Officer)
Wayde McMillan

/s/ Mary Wilcox	Chief Accounting Officer (Principal Accounting Officer)
Mary Wilcox

/s/ Carlos Albán	Director
Carlos Albán

/s/ Carrie Cox	Director
Carrie Cox

/s/ Susan DeVore	Director
Susan DeVore

/s/ Glenn Eisenberg	Director
Glenn Eisenberg

/s/ Bernard Harris Jr.	Director
Bernard Harris Jr.

/s/ Karen May	Director
Karen May

/s/ Elizabeth Mily	Director
Elizabeth Mily

/s/ John Weiland	Director
John Weiland

/s/ Amy Wendell	Director
Amy Wendell

/s/ Darryl Wilson	Director
Darryl Wilson